EXHIBIT 99.1
EPAM EVP Karl Robb to Retire in Early 2015; Expected to Remain on Board
Comments on First Quarter 2014 Results

Newtown, PA – April 10, 2014 - EPAM Systems, Inc. (NYSE:EPAM), a leading provider of complex product development and software engineering solutions and a leader in Central and Eastern European IT service delivery, announced that Karl Robb, EPAM Systems’ Executive Vice President & President of EU Operations, and member of the Board of Directors, intends to retire from his operational responsibilities for health related reasons during the first quarter of 2015. During the course of this year, Mr. Robb will transition away from his day-to-day responsibilities but will remain in an advisory role until his actual retirement. Mr. Robb will work with the Chief Executive Officer and senior management team to ensure a smooth transition process prior to his actual retirement. It is expected that Mr. Robb will continue to serve on the Board of Directors of EPAM Systems.
Mr. Robb first became Executive Vice President of Global Operations and a member of the Board of Directors of EPAM Systems in 2004 when EPAM Systems acquired Fathom Technology, a Hungarian software development company he co-founded in 2001.
Mr. Robb stated, “Due to health concerns I sadly need to plan my retirement from my operational role with EPAM. I have enjoyed an immensely rewarding professional and personal experience since joining the company. Over this time period, EPAM has grown from a staff of 600 to over 10,000 today and became a NYSE listed company. Many of these individuals have become not only colleagues, but friends, and I look forward to continuing those relationships, and contributing to the success of EPAM, as a member of the Board.”
Arkadiy Dobkin, CEO and President of EPAM Systems added, “Karl has been a very strong leader and valuable member of the management team at EPAM for the past decade. I am pleased that Karl has agreed to continue serving on the Board, as his years of experience and knowledge have been invaluable to EPAM’s success.”
“On a separate note, I would also like to use the opportunity to re-assure our investment community that the events in the Ukraine have not impacted our performance. Due to the consistent level of clients’ demands, we increased our delivery headcount in the country by over 5% during the first three months of this year and we anticipate our Q1 results to be above the high end of our guidance for that period. We will provide a detailed update during our Q1 earnings call,” concluded Mr. Dobkin.
EPAM Systems is scheduled to report first quarter results on April 30, 2014.
About EPAM Systems
Established in 1993, EPAM Systems, Inc. (NYSE: EPAM), provides complex software engineering solutions through its award-winning Central and Eastern European service delivery platform. Headquartered in the United States, EPAM employs over 10,000 professionals and serves clients worldwide from its locations in the United States, Canada, UK, Switzerland, Germany, Sweden, Netherlands, Singapore, Belarus, Hungary, Russia, Ukraine, Kazakhstan, Poland, Hong Kong and Australia.
EPAM is ranked by Forbes as #6 among America’s 25 Fastest-Growing Tech Companies, and as #2 on the 2013 Forbes list of America’s Best Small Companies: 20 Fast-Growing Tech Stars and is recognized among the leaders in software product development services by Forrester and Zinnov analysts. The company is also included in the top 30 in IAOP’s “The 2013 Global Outsourcing 100” list.
For more information, please visit www.epam.com.
Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. EPAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Contact:
EPAM Systems, Inc.
Anthony J. Conte, Chief Financial Officer
Phone: +1-267-759-9000 x64588
Fax: +1-267-759-8989
E-Mail: investor_relations@epam.com